Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and CFO
	10250 Constellation Boulevard	10250 Constellation Boulevard
	Suite 1640	Suite 1640
	Los Angeles, CA 90067	Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE

April 21, 2010

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE FIRST QUARTER OF 2010

—Net Interest Margin Increases to 4.90%—

—Core Deposits Increase $86.9 Million—

—Credit Loss Reserve at 2.81% of Net Non-Covered Loans—

—Credit Quality Measures Improve—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced a net loss for the first quarter of 2010 of $60.5 million, or $1.76 per diluted share, compared to net loss of $7.8 million, or $0.23 per diluted share, for the fourth quarter of 2009.  The first quarter included a loss on the Company’s previously reported sale of $323.6 million of classified loans in February 2010 for $200.6 million in cash.  Although the first quarter of 2010 was impacted significantly by the classified loan sale and other credit-related costs, our non-covered loan portfolio credit quality measures improved as shown in the following table.

	At
	3/31/10	12/31/09
	(Dollars in thousands)

Nonaccrual loans	$99,920	$240,167
Nonperforming assets	$129,563	$283,422
Allowance for credit losses to nonaccrual loans	91.45%	51.75%

This press release contains non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

FIRST QUARTER RESULTS

	First Quarter	Fourth Quarter
In thousands, except per share data and percentages	2010	2009

Net loss	$(60,533)	$(7,780)
Diluted loss per share	$(1.76)	$(0.23)
Efficiency ratio	63.8%	53.7%
Net interest margin	4.90%	4.79%

At quarter end:
Allowance for credit losses to non-covered loans (1), net of unearned income	2.81%	3.35%
Equity-to-assets:
Consolidated Company	9.13%	9.52%
Pacific Western Bank	10.78%	11.03%
Tangible common equity ratios:
Consolidated Company	8.58%	8.95%
Pacific Western Bank	10.25%	10.47%

(1) Non-covered loans exclude all loans acquired in the Affinity acquisition.

The first quarter of 2010 net loss was caused mostly by the credit loss provision of $133.2 million ($77.3 million after tax) and OREO costs of $10.6 million ($6.2 million after tax).  The credit loss provision has two components: $112.5 million for non-covered loans and $20.7 million for covered loans.  The non-covered credit loss provision was driven by (a) the classified loan sale completed during the quarter which resulted in a charge-off of $123 million and (b) non-covered loan net charge-offs totaling $22 million.  The covered loan credit loss provision resulted from net charge-offs of $31 million, of which $20.7 million was in excess of the acquisition date reserves established on those covered loans.  The covered loan charge-offs resulted mostly from updated appraisals reflecting credit deterioration subsequent to acquisition.  The credit-related costs on covered assets were offset partially by FDIC loss-sharing income of $18.3 million ($10.6 million after-tax).  The following table summarizes the net credit-related costs for the linked quarters:

	Quarters Ended
	3/31/10	12/31/09
	(Dollars in thousands)

Non-covered loans credit loss provision	$112,527	$34,900

Covered loans credit loss provision	$20,700	$18,000
Increase in FDIC loss sharing asset	16,560	14,400
Net covered loan loss	$4,140	$3,600

Non-covered OREO expense	$8,442	$3,200

Covered OREO expense	$2,168	$1,753
OREO-related increase in FDIC loss sharing asset	1,718	1,214
Net covered OREO expense	$450	$539

Total credit-related costs, net	$125,559	$42,239

The increased net loss between the first quarter of 2010 and the fourth quarter of 2009 was due to lower net interest income and higher credit-related costs.  Net interest income decreased $2.5 million after-tax due largely to the decline in loan balances from the loan sale.  The credit loss provision resulting from the classified loan sale and charge-offs on non-covered and covered loans increased the net loss by $46.6 million after-tax.  Increased OREO costs added $3.3 million after-tax to the net loss.

Matt Wagner, Chief Executive Officer, commented, “During the first quarter, we completed the sale of $323.6 million of adversely classified loans, resulting in a substantial change to our credit profile and balance sheet.  As a result of the sale, and our continued efforts to resolve problem credits during the quarter, we shed 58% of our nonaccrual loans and 64% of our adversely classified loans in a single quarter.”

Mr. Wagner continued, “With solid deposit growth during the quarter, a good credit reserve coverage ratio and solid capital ratios, we have positioned the Company to take advantage of growth opportunities as they arise, both organically and through acquisition.  While economic headwinds remain nationally and locally, the Company continues to generate income at a very high level.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “The improvement on the asset side of our balance sheet has been complimented positively on the liability side by strong deposit growth.  Core deposits grew $87 million during the quarter, while our overall average cost of deposits declined to 0.68%.  The deposit growth coupled with the $200 million in proceeds from the loan sale has created a strong liquidity position.  In addition, we augmented our capital with the $27 million of net proceeds from the warrant exercise that occurred in March and our capital ratios remain significantly above well-capitalized requirements.”

BALANCE SHEET CHANGES

Interest-bearing deposits in financial institutions and investment securities available-for-sale increased to $870.5 million at March 31, 2010, from $540.8 million at December 31, 2009.  The increase resulted from the cash proceeds from the classified loan sale and positive deposit flows.

Gross loans decreased $484 million during the first quarter of 2010, including a $454 million decrease in non-covered loans due mostly to the classified loan sale.  On February 23, 2010 we completed the sale of 61 non-covered adversely classified loans totaling $323.6 million, which included $107.6 million of nonaccrual loans, to an institutional buyer for $200.6 million in cash.  The sale was on a servicing-released basis and without recourse to Pacific Western Bank.     Declines in the non-covered portfolio continue as a result of weakened economic conditions which have caused higher levels of charge-offs, lower demand for loans, and fewer acceptable lending opportunities.  The covered loan portfolio continues to decline from resolutions of problem assets.  Non-covered OREO declined to $29.6 million at March 31, 2010 from $43.3 million at year end.  Covered OREO declined $2.3 million to $25.4 million at March 31, 2010.

Total deposits increased $60 million during the first quarter.  Core deposits, which include noninterest-bearing demand, interest checking, savings and money market deposits, increased $87 million and totaled $3.1 billion at March 31, 2010.  Brokered and acquired money desk deposits totaled $108.3 million at March 31, 2010, relatively unchanged from year-end.  Noninterest-bearing demand deposits totaled $1.4 billion and represented 33% of total deposits at March 31, 2010.

During the first quarter, we repaid $135.0 million in FHLB advances that had a weighted average annual interest cost of 0.92%.

COVERED ASSETS

As part of the Affinity acquisition on August 28, 2009, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of losses incurred after the acquisition date on loans, other real estate owned and certain investment securities.  A summary of the covered assets at March 31, 2010 and December 31, 2009 are shown in the following table.

	Balance as of
Covered Assets	March 31, 2010	December 31, 2009
	(Dollars in thousands)
Loans, net	$591,669	$621,686
Investment securities	51,061	52,125
Other real estate owned	25,403	27,688
Total covered assets	$668,133	$701,499

NET INTEREST INCOME

Net interest income was $58.0 million for the first quarter of 2010 compared to $62.3 million for the fourth quarter of 2009.  The $4.3 million net decrease is due mostly to lower loan balances resulting from the classified loan sale.  Deposit interest expense declined $586,000 due mostly to lower offering rates on money market accounts.  Borrowing costs decreased $1.7 million due mainly to lower average balances.

NET INTEREST MARGIN

Our net interest margin for the first quarter of 2010 was 4.90%, an increase of 11 basis points from the 4.79% posted for the fourth quarter of 2009.  The yield on average loans was 6.27% for the first quarter of 2010 compared to 6.29% for the prior quarter.  Net reversals of interest income on nonaccrual loans negatively impacted the first quarter’s net interest margin and loan yield by 7 basis points.  The cost of interest bearing deposits declined 5 basis points to 1.01% and all-in deposit cost declined 4 basis points to 0.68%; such declines resulted from rate reductions on money market deposits, downward repricing of higher-rate acquired deposits, and higher average demand deposits.

NONINTEREST INCOME

Noninterest income for the first quarter of 2010 totaled $21.3 million compared to $21.8 million for the fourth quarter of 2009.    First quarter noninterest income includes FDIC loss sharing income of $16.2 million compared to $16.3 million recorded in the prior quarter.  First quarter FDIC loss sharing income includes (a) $18.3 million representing the FDIC’s share of losses from credit deterioration on covered loans and covered OREO occurring subsequent to the Affinity acquisition date and (b) a $2.1 million reduction for other covered loan activity.  The loss sharing income represents the FDIC’s 80% share of the current period’s credit loss provision on covered loans and write-downs on covered OREO under the terms of the loss sharing agreement.

NONINTEREST EXPENSE

Noninterest expense totaled $50.6 million for the first quarter of 2010 compared to $45.2 million for the fourth quarter of 2009.  The $5.3 million increase was caused mostly by a $5.7 million increase in OREO costs.  The first quarter OREO expenses include carrying value write-downs of $10.5 million, holding costs of $1.1 million, and net realized gains on sales of $1.0 million.  The write-downs include $8.3 million on non-covered OREO and $2.2 million on covered OREO.  Compensation costs decreased $909,000 due to lower discretionary compensation accruals offset by higher restricted stock amortization expense.  Insurance and assessments increased $448,000 due to higher deposit insurance premiums that went into effect at the beginning of 2010.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $2.3 million for the first quarter of 2010 compared to $1.9 million for the fourth quarter of 2009.  Intangible asset amortization totaled $2.4 million for both the first quarter of 2010 and the prior quarter.

TAXES

The effective tax benefit rate for the first quarter of 2010 was 42.1% compared to 44.3% for the fourth quarter of 2009.  The Company’s blended Federal and California statutory rate is 42.0%.

CREDIT QUALITY

Although we improved significantly various credit quality measures through both the classified loan sale and portfolio workout efforts, our loan portfolio, including both non-covered and covered loans, continues to experience pressure from adverse economic conditions in Southern California and other areas where our borrowers and collateral are located, and we expect such situation to continue during the remainder 2010.

Classified Loan Sale

On February 23, 2010 we sold 61 non-covered adversely classified loans totaling $323.6 million, which included $107.6 million of nonaccrual loans, to an institutional buyer for $200.6 million in cash.  The sale was on a servicing-released basis and without recourse to Pacific Western Bank.  The sale substantially reduced problem credits and improved credit quality measurements.  At March 31, 2010, non-covered nonaccrual loans totaled $99.9 million (down from $240.2 million at December 31, 2009) and the ratio of the allowance for credit losses to non-covered nonaccrual loans increased to 91.5% at March 31, 2010 from 51.8% at December 31, 2009.

Credit Loss Provisions

The first quarter provision for credit losses totaled $133.2 million and is composed of $112.5 million on the non-covered loan portfolio and $20.7 million on the covered loan portfolio.  The provision on the non-covered portfolio is generated by our methodology and reflects the charge-off from the classified loan sale and the levels of other net charge-offs and remaining classified loans.  The covered loan credit loss provision increases the covered loan allowance for credit losses and results from credit deterioration on covered loans since the acquisition date.

Net charge-offs on non-covered loans included $123 million related to the classified loan sale completed during the quarter and $22 million in other non-covered loan charge-offs; this compares to total net charge-offs of $31.2 million in the  fourth quarter of 2009.  These charge-off levels reflect the aggressive actions we are taking to promptly identify and resolve problem credits.

The allowance for credit losses on the non-covered portfolio totaled $91.4 million at March 31, 2010, and represented 2.81% of the non-covered loan balances at that date compared to 3.35% at December 31, 2009.  The lower coverage ratio of 2.81% reflects an improved credit risk profile with lower non-covered nonaccrual and adversely classified loans when compared to the December 31, 2009 profile.

Non-covered Nonaccrual Loans and Other Real Estate Owned

Non-covered nonperforming assets include non-covered nonaccrual loans and non-covered OREO and totaled $129.6 million at March 31, 2010 compared to $283.4 million at December 31, 2009. The ratio of non-covered nonperforming assets to non-covered loans and non-covered OREO decreased to 3.95% at March 31, 2010 from 7.56% at December 31, 2009.  The decrease in non-covered nonperforming assets is primarily due to (a) lower nonaccrual loans resulting from the classified loan sale and other reductions and (b) lower OREO from write-downs and sales.

The types and balances of non-covered loans included in the categories of nonaccrual and accruing loans past due between 30 and 89 days at March 31, 2010 and December 31, 2009 follow:

	Nonaccrual loans (1)				Accruing and over 30 days past due (1)
	March 31, 2010		December 31, 2009		March 31,	December 31,
	As a % of		As a % of		2010	2009
Loan category	loan category	Balance	loan category	Balance	Balance	Balance
	(Dollars in thousands)

SBA 504	18.7%	$18,462	20.1%	$22,849	$4,149	$1,603
SBA 7(a) and Express (2)	20.9%	7,543	28.5%	12,026	1,000	1,487
Residential construction	6.8%	2,957	16.3%	17,018	—	—
Commercial real estate	1.6%	29,979	4.2%	88,483	4,630	1,109
Commercial construction	1.4%	2,125	11.9%	26,394	1,997	1,032
Commercial	1.3%	8,635	0.8%	6,052	1,800	2,592
Commercial land	0.0%	—	15.6%	9,113	—	—
Residential other	1.8%	1,725	16.3%	19,127	393	178
Residential land	54.4%	24,966	68.2%	37,104	—	—
Residential multifamily	0.6%	910	1.5%	1,281	—	—
Other, including foreign	4.6%	2,618	1.1%	720	187	492
	3.1%	$99,920	6.5%	$240,167	$14,156	$8,493

(1) Excludes covered loans acquired in the Affinity acquisition.

Nonaccrual loans declined $140.2 million during the first quarter.  Approximately $107.6 million of the decrease was due to the classified loans sale. The remaining net decrease of $32.6 million is composed of (a) additions of $18.1 million, (b) reductions, payoffs and returns to accrual status of $25.8 million, (c) foreclosures of $16.1 million, and (d) charge-offs of $8.8 million. The additions to nonaccrual loans include $5.0 million in SBA 504 loans, a $3.8 million real estate commercial loan secured by a hotel, $4.2 million in secured commercial loans and $2.0 million in other loans.  Reductions include an $11.6 million paydown on a residential loan secured by an 85 lot in-fill development south of Los Angeles and pay-downs of $5.6 million on commercial real estate and construction loans.  The reduction in nonaccrual loans due to foreclosures was mostly due to a $14.7 million loan secured by a golf course and luxury residences and land in Palm Desert; the golf course was sold during the quarter.

The most significant loans which have remained on nonaccrual status during the first quarter include a loan collateralized by land in Ventura, California totaling $22.0 million, two loans totaling $17.0 million secured by shopping malls and two loans totaling $4.7 million secured by hotels.

The details of non-covered OREO follow:

	Balance as of
Property Type	March 31, 2010	December 31, 2009
	(Dollars in thousands)

Improved residential land	$5,189	$7,514
Commercial real estate	21,158	28,478
Single family residences	3,296	7,263
Total	$29,643	$43,255

Our exposure to non-covered nonowner-occupied residential construction loans was reduced by $62.6 million during the first quarter to $100.9 million at March 31, 2010.  The reduction was due mostly to the classified loan sale.  The details of the non-covered nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of March 31, 2010			As of December 31, 2009
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$2,558	4	$640	$33,501
Residential nonowner-occupied single family	20,121	13	1,548	32,209
Unimproved residential land	57,640	29	1,988	58,948
Residential multifamily	20,576	5	4,115	38,825
	$100,895	51	$1,978	$163,483

Our largest non-covered loan portfolio concentration is the real estate mortgage category, which includes loans secured by commercial and residential real estate.  The following table presents our non-covered real estate mortgage loan portfolio as of the dates indicated.

Loan Category	At March 31, 2010	At December 31, 2009
	(Dollars in thousand)
Commercial real estate mortgage
Owner-occupied	$278,189	$291,198
Retail	396,721	434,902
Office buildings	314,682	319,912
Industrial/warehouse	322,122	328,709
Hotels and other hospitality	176,295	262,556
Other	449,464	471,334
Total commercial real estate mortgage	1,937,473	2,108,611

Residential real estate mortgage:
Multi-family	73,416	98,137
Mixed use	89,794	90,119
Single family owner-occupied	73,539	84,400
Single family nonowner-occupied	23,073	42,445
Total residential real estate mortgage	259,822	315,101
Total real estate mortgage	$2,197,295	$2,423,712

Covered Loans and Other Real Estate Owned

As part of the Affinity acquisition that occurred on August 28, 2009, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of losses incurred after the acquisition date on loans, other real estate owned and certain investment securities.  The carrying value of loans that would normally be considered nonaccrual except for the accounting requirements regarding purchased impaired loans and other real estate owned covered by the loss sharing agreement (“covered nonaccrual loans” and “covered OREO”; collectively, “covered nonperforming assets”) at March 31, 2010 follows:

Covered Nonperforming Assets	At March 31, 2010
(Dollars in thousands)
Covered nonaccrual loans	$157,325
Covered OREO	25,403
Total covered nonperforming assets	$182,728

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at March 31, 2010 as shown in the following table.

	Minimum Regulatory Requirements	Actual
	Well Capitalized	Pacific Western	Company Consolidated
Tier 1 leverage capital ratio	5.00%	9.97%	10.47%
Tier 1 risk-based capital ratio	6.00%	13.70%	14.33%
Total risk-based capital	10.00%	14.98%	15.60%
Tangible common equity (TCE) ratio	—	10.25%	8.58%

COMMON STOCK

On December 22, 2009, PacWest Bancorp filed a registration statement with the SEC to offer to sell, from time to time, shares of common stock, preferred stock, and other equity linked securities for an aggregate initial offering price of up to $350.0 million. The registration statement was declared effective on January 8, 2010. Proceeds from the offering are anticipated to be used to fund future acquisitions of banks and financial institutions and for general corporate purposes.

On March 1, 2010 holders of 1,348,040 warrants to acquire PacWest Bancorp common stock exercised such warrants for net proceeds of $26.6 million.  The warrants, which had a strike price of $20.20 per share, represented 99% of the 1,361,656 six-month warrants issued in August 2009.  An additional 1,361,657 million warrants issued in August 2009 with a strike price of $20.20 remain outstanding, of which 1,348,040 expire on August 27, 2010 and 13,617 expire on August 30, 2010.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $5.2 billion in assets as of March 31, 2010, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 68 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura Counties.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a pronounced and sustained reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangement and other adjustments related to the Affinity Bank acquisition; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq and Afghanistan; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(In thousands, except share data)
Assets:
Cash and due from banks	$87,510	$93,915
Total cash and cash equivalents	87,510	93,915

Interest-bearing deposits in financial institutions	431,211	117,133

Federal Home Loan Bank stock, at cost	50,429	50,429
Non-covered securities available-for-sale, at estimated fair value	388,180	371,575
Covered securities available-for-sale, at estimated fair value	51,061	52,125
Total securities	489,670	474,129

Non-covered loans, net of unearned income	3,253,834	3,707,383
Allowance for loan losses	(86,163)	(118,717)
Non-covered loans, net	3,167,671	3,588,666
Covered loans, net	591,669	621,686
Total loans	3,759,340	4,210,352

Premises and equipment	22,050	22,546

Non-covered other real estate owned, net	29,643	43,255
Covered other real estate owned, net	25,403	27,688
Total other real estate owned	55,046	70,943

Intangible assets	30,872	33,296
Cash surrender value of life insurance	66,547	66,149
FDIC loss sharing asset	87,140	112,817
Other assets	173,831	122,799
Total assets	$5,203,217	$5,324,079

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,388,646	$1,302,974
Interest-bearing deposits	2,765,591	2,791,595
Total deposits	4,154,237	4,094,569

Accrued interest payable and other liabilities	37,836	50,176
Borrowings	406,550	542,763
Subordinated debentures	129,750	129,798
Total liabilities	4,728,373	4,817,306

Stockholders’ Equity	474,844	506,773
Total Liabilities and Stockholders’ Equity	$5,203,217	$5,324,079

Shares outstanding (including 1,424,574 shares at March 31, 2010 and 1,095,417 shares at December 31, 2009, underlying unvested stock awards)	36,730,809	35,015,322

Tangible book value per share	$12.09	$13.52
Book value per share	$12.93	$14.47

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

	Quarters Ended
	3/31/10	12/31/09	3/31/09
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$63,745	$70,331	$61,847
Interest on time deposits in other financial institutions	129	197	61
Interest on investment securities	5,121	5,041	1,546
Total interest income	68,995	75,569	63,454

Interest expense:
Interest expense on deposits	6,889	7,475	9,320
Interest expense on borrowings	2,668	4,300	3,582
Interest expense on subordinated debentures	1,415	1,467	1,779
Total interest expense	10,972	13,242	14,681
Net interest income before provision for credit losses	58,023	62,327	48,773
Provision for credit losses:
Non-covered loans	112,527	34,900	14,000
Covered loans	20,700	18,000	—
Total provision for credit losses	133,227	52,900	14,000
Net interest income (loss) after provision for credit losses	(75,204)	9,427	34,773

Noninterest income:
Service charges on deposit accounts	2,729	2,890	3,149
Other commissions and fees	1,790	1,799	1,685
Increase in cash surrender value of life insurance	398	375	439
FDIC loss sharing income, net	16,172	16,314	—
Other income	180	450	808
Total noninterest income	21,269	21,828	6,081

Noninterest expense:
Compensation	19,411	20,320	19,331
Occupancy	6,958	7,100	6,386
Data processing	1,969	1,831	1,628
Other professional services	1,998	2,047	1,524
Business development	667	663	725
Communications	804	789	693
Insurance and assessments	2,274	1,826	1,598
Other real estate owned, net	10,610	4,953	997
Intangible asset amortization	2,424	2,355	2,247
Reorganization and lease charges	—	—	1,215
Other	3,455	3,329	2,625
Total noninterest expense	50,570	45,213	38,969
(Loss) earnings before income taxes	(104,505)	(13,958)	1,885
Income taxes	(43,972)	(6,178)	440
Net (loss) earnings	$(60,533)	$(7,780)	$1,445

Per share information
Basic (loss) earnings per share	$(1.76)	$(0.23)	$0.04
Diluted (loss) earnings per share	$(1.76)	$(0.23)	$0.04

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended
	3/31/10	12/31/09	3/31/09
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$4,122,853	$4,439,586	$3,938,322
Investment securities	469,732	421,647	165,333
Federal funds sold	—	279	260
Interest-bearing deposits in financial institutions	206,887	298,073	92,271
Average earning assets	4,799,472	5,159,585	4,196,186
Other assets	418,517	373,570	284,628
Average total assets	$5,217,989	$5,533,155	$4,480,814

Average Liabilities and Stockholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,332,862	$1,318,819	$1,163,059

Interest checking	434,446	438,242	349,908
Money market accounts	1,166,688	1,188,939	841,410
Savings	110,564	111,374	123,005
Time deposits	1,045,417	1,064,596	899,666
Interest-bearing deposits	2,757,115	2,803,151	2,213,989
Average deposits	4,089,977	4,121,970	3,377,048
Subordinated debentures	129,780	129,829	129,975
Borrowings	445,754	706,013	451,608
Other liabilities	46,756	52,846	61,882
Average liabilities	4,712,267	5,010,658	4,020,513
Average equity	505,722	522,497	460,301
Average liabilities and stockholders’ equity	$5,217,989	$5,533,155	$4,480,814

Yield Analysis:
Average earning assets	$4,799,472	$5,159,585	$4,196,186
Yield	5.83%	5.81%	6.13%
Average interest-bearing deposits	$2,757,115	$2,803,151	$2,213,989
Cost	1.01%	1.06%	1.71%
Average deposits	$4,089,977	$4,121,970	$3,377,048
Cost	0.68%	0.72%	1.12%
Average interest-bearing liabilities	$3,332,649	$3,638,993	$2,795,572
Cost	1.34%	1.44%	2.13%
Average subordinated debentures	$129,780	$129,829	$129,975
Cost	4.42%	4.48%	5.55%
Average borrowings	$445,754	$706,013	$451,608
Cost	2.43%	2.42%	3.22%
Average interest sensitive liabilities	$4,665,511	$4,957,812	$3,958,631
Cost	0.95%	1.06%	1.50%

Interest spread	4.49%	4.37%	4.00%
Net interest margin	4.90%	4.79%	4.71%

DEPOSITS (unaudited)

	As of the Dates Indicated
	3/31/10	12/31/09	3/31/09
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,388,646	$1,302,974	$1,223,884
Interest checking	436,570	439,694	359,551
Total transaction accounts	1,825,216	1,742,668	1,583,435
Non-transaction accounts:
Money market	1,171,565	1,171,386	890,558
Savings	112,720	108,569	116,550
Time deposits under $100,000	468,356	505,130	400,084
Time deposits over $100,000	576,380	566,816	410,189
Total non-transaction accounts	2,329,021	2,351,901	1,817,381
Total deposits	$4,154,237	$4,094,569	$3,400,816

Core deposits (1)	$3,109,501	$3,022,623	$2,590,543

(1) Includes noninterest-bearing demand, interest checking, savings and money market deposits.

LOAN CONCENTRATION (unaudited)

Non-covered Loans

	As of the Dates Indicated
	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$720,105	$781,003	$774,755	$776,060	$779,971
Real estate-construction	284,274	440,286	480,119	544,889	583,709
Commercial real estate-mortgage	2,197,295	2,423,712	2,500,520	2,511,292	2,482,790
Consumer	28,804	32,138	33,011	35,150	38,615
Foreign:
Commercial	26,736	34,524	38,964	42,672	44,955
Other	1,675	1,719	1,763	1,722	2,126
Total gross loans	$3,258,889	$3,713,382	$3,829,132	$3,911,785	$3,932,166

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES,

NONPERFORMING ASSETS AND CREDIT QUALITY

MEASURES FOR NON-COVERED LOANS (Unaudited)

	As of the Dates Indicated
	3/31/10	12/31/09	3/31/09
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES (1):
Allowance for loan losses	$86,163	$118,717	$71,361
Reserve for unfunded loan commitments	5,216	5,561	5,271
Allowance for credit losses	$91,379	$124,278	$76,632

NONPERFORMING ASSETS (2):
Nonaccrual loans	$99,920	$240,167	$138,497
Other real estate owned	29,643	43,255	47,673
Total nonperforming assets	$129,563	$283,422	$186,170

Restructured performing loans	$68,127	$181,454	$35,300

Allowance for credit losses to loans, net of unearned income	2.81%	3.35%	1.95%
Allowance for credit losses to nonaccrual loans	91.45%	51.75%	55.33%
Nonperforming assets to total loans and other real estate owned	3.95%	7.56%	4.69%
Nonaccrual loans to total loans	3.07%	6.48%	3.53%

(1) Applies to non-covered loans.

(2) Excludes covered nonperforming assets acquired in the Affinity acquisition.

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF
MEASUREMENT FOR NON-COVERED LOANS (1) (unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/10	12/31/09	3/31/09
	(Dollars in thousands)
Balance at beginning of period	$124,278	$68,790	$68,790
Loans charged-off:
Commercial	(8,139)	(11,982)	(1,881)
Real estate-construction	(55,741)	(28,542)	(1,572)
Real estate-mortgage	(82,849)	(46,047)	(2,738)
Consumer	(58)	(1,180)	(216)
Foreign	—	(368)	(368)
Total loans charged-off	(146,787)	(88,119)	(6,775)

Recoveries on loans charged-off:
Commercial	488	548	303
Real estate-construction	681	461	—
Real estate-mortgage	180	503	190
Consumer	12	151	110
Foreign	—	44	14
Total recoveries on loans charged-off	1,361	1,707	617
Net charge-offs	(145,426)	(86,412)	(6,158)
Provision for credit losses	112,527	141,900	14,000
Balance at end of period	$91,379	$124,278	$76,632

Net charge-offs excluding charge-offs from classified loan sale	$(21,721)	$—	$—

Annualized net charge-offs to average loans	16.81%	2.22%	0.63%
Annualized net charge-offs excluding charge-offs from classified loan sale to average loans	2.51%	2.22%	0.63%

(1) Applies only to non-covered loans.

This press release contains certain non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.

These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

	As of the dates indicated:
Dollars in thousands	03/31/10	12/31/09	03/31/09

End of period assets	$5,203,217	$5,324,079	$4,496,070
Intangibles	30,872	33,296	37,675
End of period tangible assets	$5,172,345	$5,290,783	$4,458,395

End of period equity	$474,844	$506,773	$469,006
Intangibles	30,872	33,296	37,675
End of period tangible equity	$443,972	$473,477	$431,331

Equity to assets ratio	9.13%	9.52%	10.43%
Tangible common equity ratio	8.58%	8.95%	9.67%

Pacific Western Bank
End of period assets	$5,192,003	$5,313,750	$4,486,793
Intangibles	30,872	33,296	37,675
End of period tangible assets	$5,161,131	$5,280,454	$4,449,118

End of period equity	$559,909	$585,940	$506,694
Intangibles	30,872	33,296	37,675
End of period tangible equity	$529,037	$552,644	$469,019

Equity-to-assets	10.78%	11.03%	11.29%
Tangible common equity ratio	10.25%	10.47%	10.54%

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021